Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President, Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries Reports Results for the First Quarter of 2019

Financial Highlights
(Amounts in millions except per share data and percentages)

Results for the Quarter Ended March 31	2019	2018	% Δ
Net Sales	$360.3	$368.8	(2.3)%
Segment Profit	$33.7	$42.1	(20.0)%
Segment Margin	9.4%	11.4%
Net Income	$13.1	$12.6	4.0%
Diluted Earnings Per Share	$0.63	$0.58	8.6%
Adjusted Net Income[1]	$15.1	$18.0	(16.1)%
Adjusted Diluted Earnings Per Share[1]	$0.72	$0.83	(13.3)%
Adjusted EBITDA[1]	$43.1	$51.4	(16.1)%
Adjusted EBITDA Margin[1]	12.0%	13.9%
1 See the attached schedules for adjustments and reconciliations to GAAP numbers.

CHARLOTTE, N.C., May 1, 2019 -- EnPro `Industries, Inc. (NYSE: NPO) today announced its financial results for the three-month period ended March 31, 2019.

CEO Comment
“We had a very strong quarter in our Power Systems segment, with both sales and earnings up significantly compared to the first quarter of the prior year due to strong demand for military marine engines and aftermarket parts and services. We also saw year-over-year strength in food & pharma and petrochem in Sealing. These positive results were more than offset by unexpected softness in Engineered Products’ auto and general industrial businesses due to weakness in Europe and Asia, and by the anticipated year-over-year declines in Sealing related to a softer semiconductor market, last year’s exit from the industrial gas turbine business, and timing-related differences in shipment patterns and product mix,” said Steve Macadam, Chief Executive Officer. “Given the weaker than expected demand in Engineered Products, we are implementing a variety of countermeasures to adjust our cost structure and limit the impact of the softness in this segment.”

2019 Outlook and Guidance
“We currently anticipate a relatively strong second quarter and are adjusting full-year EBITDA guidance to $224 to $232 million to reflect the impact of the first quarter, currency-related EDF loss provision. This translates to an adjusted diluted earnings per share outlook of $4.25 to $4.52 for the year,” said Mr. Macadam.

Full-year guidance excludes changes in the number of shares outstanding, impacts from future acquisitions and acquisition-related costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to the end of the first quarter, the impact of foreign exchange rate changes subsequent to the end of the first quarter, and environmental and legacy litigation charges.

Sales and Segment Profit
During the first quarter, growth in Power Systems was more than offset by a combination of: i) unexpected weakness in Asian and European markets within Engineered Products, ii) anticipated market headwinds in semiconductor, iii) negative translation impact due to the stronger dollar, and iv) the 2018 exit from the industrial gas turbine business in Sealing Products, resulting in first quarter sales decreasing 2.3% compared to the same period of 2018. Excluding the impact of foreign exchange translation, sales for the quarter declined by 0.3% compared to the first quarter of 2018.

Segment profit in the first quarter was down 20.0% year-over-year primarily as a result of the aforementioned factors. Excluding the impact of costs related to acquisition expenses, foreign exchange translation, the change in the loss reserve due to foreign exchange on the EDF contract in the Power Systems segment, and restructuring charges, total segment profit was 8.9% lower compared to total segment profit in the first quarter of last year.

Capital Allocation
During the first quarter, the company invested $10.4 million in facilities, equipment, and software compared to $15.2 million during the same period of 2018. The company paid a $0.25 per share quarterly dividend with a total value of $5.4 million. The company also repurchased approximately 36,000 shares at a cost of $2.4 million.

Segment Highlights

Sealing Products

•
Sales decreased 3.2% in the first quarter versus the prior-year period due primarily to softness in the semiconductor market and the 2018 exit from the industrial gas turbine business. This decline was partially offset by strength in the food & pharma and petrochemical markets. Excluding the impact of foreign exchange translation, sales decreased 1.8% compared to the prior-year period.

•
Segment profit decreased 12.2% in the first quarter versus the prior-year period, driven primarily by unfavorable volume and timing-related mix, partially offset by lower SG&A costs. Excluding the impact of restructuring costs, acquisition-related costs, and unfavorable foreign exchange translation, segment profit decreased 6.7% compared to the prior-year period.

Engineered Products

•
Sales decreased 7.5% in the first quarter versus the prior-year period, primarily due to foreign exchange translation and weakness in Asia and Europe. Excluding the impact of foreign exchange translation, sales decreased 2.6% compared to the prior-year period due to the aforementioned weakness in Asia and Europe.

•
Segment profit decreased 56.9% in the first quarter versus the prior-year period, primarily due to lower sales volume and higher SG&A expenses. Excluding the impact of restructuring costs, acquisition-related expenses, and unfavorable foreign exchange translation, segment profit decreased 49.4% compared to the prior-year period.

Power Systems

•
Sales increased 10.0% in the first quarter versus the prior-year period due to strong military marine engine and aftermarket parts and services sales, partially offset by lower sales to the power generation market.

•
Segment profit increased 67.5% in the first quarter versus the prior-year period primarily due to the increase in higher-margin aftermarket parts and service sales and reduced SG&A costs. Excluding the impact of foreign exchange on the EDF contract, which had a negative impact of $0.9 million in the first quarter of 2019 and a positive impact of $1.7 million in the first quarter of 2018, segment profit increased 225.7%.

Conference Call and Webcast Information
EnPro will hold a conference call tomorrow, May 2, at 10:00 a.m. Eastern Time to discuss first quarter 2019 results. Investors who wish to participate in the call should dial 1-877-407-0832 approximately 10 minutes before the call begins and provide conference ID number 13686471. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, https://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Non-GAAP Financial Information
This press release contains financial measures that have not been prepared in conformity with GAAP. They include adjusted net income, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin, as well as segment adjusted EBITDA and segment adjusted EBITDA margin. Tables showing the effect of these historical non-GAAP financial measures are attached to the release. Adjusted EBITDA and adjusted diluted earnings per share anticipated for full year 2019 are calculated in a manner consistent with the historical presentation of these measures in the attached tables. Because of the forward-looking nature of these estimates, it is impractical to present quantitative reconciliations of such measures to comparable GAAP measures, and accordingly no such GAAP measures are being presented. These estimates exclude changes in the number of shares outstanding, impacts from future acquisitions and acquisition-related costs, restructuring costs, incremental impacts of tariffs and trade tensions on market demand and costs subsequent to year-end, the impact of foreign exchange rate changes subsequent to year-end, and any litigation or environmental charges. Management believes these non-GAAP metrics are commonly used financial measures for investors to evaluate the company’s operating performance, and when read in conjunction with the company’s consolidated financial statements, present a useful tool to evaluate the company’s ongoing operations and performance from period to period. In addition, these are some of the factors the company uses in internal evaluations of the overall performance of its businesses. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

Forward-Looking Statements
Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; the impact of fluctuations in relevant foreign currency exchange rates; unanticipated delays or problems in introducing new products; the incurrence of contractual penalties for the late delivery of long lead-time products; announcements by competitors of new products, services or technological innovations; changes in our pricing policies or the pricing policies of our competitors; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including our most recent Form 10-K, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statements made in this press release to reflect any change in management's expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines, and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at https://www.enproindustries.com.

APPENDICES

Consolidated Financial Information and Reconciliations

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Three Months Ended March 31, 2019 and 2018
(Stated in Millions of Dollars, Except Per Share Data)

	2019	2018
Net sales	$360.3	$368.8
Cost of sales	247.2	243.7
Gross profit	113.1	125.1
Operating expenses:
Selling, general and administrative	87.8	92.1
Other	1.4	1.0
Total operating expenses	89.2	93.1
Operating income	23.9	32.0
Interest expense	(5.2)	(8.2)
Interest income	0.7	0.4
Other income (expense)	(1.5)	0.6
Income before income taxes	17.9	24.8
Income tax expense	(4.8)	(12.2)
Net income	$13.1	$12.6
Basic earnings per share	$0.63	$0.59
Average common shares outstanding (millions)	20.8	21.3
Diluted earnings per share	$0.63	$0.58
Average common shares outstanding (millions)	20.9	21.6

EnPro Industries, Inc.
Consolidated Statements of Cash Flows (Unaudited)

For the Three Months Ended March 31, 2019 and 2018
(Stated in Millions of Dollars)

	2019	2018
Operating activities
Net income	$13.1	$12.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	9.2	9.3
Amortization	8.2	9.0
Deferred income taxes	(1.7)	(0.9)
Stock-based compensation	1.7	1.8
Other non-cash adjustments	1.5	1.1
Change in assets and liabilities:
Accounts receivable, net	(5.6)	(20.1)
Inventories	(16.1)	(9.8)
Accounts payable	(13.4)	(6.8)
Other current assets and liabilities	14.6	(11.5)
Other non-current assets and liabilities	(1.6)	(4.7)
Net cash provided by (used in) operating activities	9.9	(20.0)
Investing activities
Purchases of property, plant and equipment	(10.3)	(14.9)
Payments for capitalized internal-use software	(0.4)	(0.7)
Proceeds from sale of property, plant and equipment	0.3	0.4
Net cash used in investing activities	(10.4)	(15.2)
Financing activities
Proceeds from debt	120.8	256.1
Repayments of debt, including premiums to par value	(111.6)	(268.1)
Repurchase of common stock	(2.0)	(15.4)
Dividends paid	(5.4)	(5.3)
Other	(3.4)	(4.2)
Net cash used in financing activities	(1.6)	(36.9)
Effect of exchange rate changes on cash and cash equivalents	3.4	0.9
Net increase (decrease) in cash and cash equivalents	1.3	(71.2)
Cash and cash equivalents at beginning of period	129.6	189.3
Cash and cash equivalents at end of period	$130.9	$118.1
Supplemental disclosures of cash flow information:
Cash paid (received) during the period for:
Interest	$(1.6)	$14.5
Income taxes	$(12.3)	$(1.4)

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of March 31, 2019 and December 31, 2018
(Stated in Millions of Dollars)

	2019	2018
Current assets:
Cash and cash equivalents	$130.9	$129.6
Accounts receivable	292.1	286.6
Inventories	249.3	233.1
Income tax receivable	32.7	49.5
Other current assets	33.9	33.2
Total current assets	738.9	732.0
Property, plant and equipment	294.0	301.2
Goodwill	334.6	333.7
Other intangible assets	291.6	297.3
Other assets	88.0	54.9
Total assets	$1,747.1	$1,719.1
Current liabilities:
Current maturities of long-term debt	$0.4	$2.4
Accounts payable	119.3	139.2
Accrued expenses	158.8	145.5
Total current liabilities	278.5	287.1
Long-term debt	472.8	462.5
Other liabilities	119.7	106.8
Total liabilities	871.0	856.4
Shareholders' equity:
Common stock	0.2	0.2
Additional paid-in capital	299.8	301.0
Retained earnings	627.6	608.3
Accumulated other comprehensive loss	(50.2)	(45.5)
Common stock held in treasury, at cost	(1.3)	(1.3)
Total shareholders' equity	876.1	862.7
Total liabilities and equity	$1,747.1	$1,719.1

In January 2019, we adopted a new accounting standard that requires us to recognize an asset and liability for operating leases that were previously not recorded on the balance sheet. We had approximately $30.0 million of assets recorded in other assets and liabilities of $10.1 million reflected in accrued expenses and $20.1 million in other liabilities at March 31, 2019 that were not required to be recorded at December 31, 2018.

Additionally, in January 2019 we adopted a new accounting standard that allowed for the reclassification of disproportionate income tax effects ("stranded tax effects") resulting from the Tax Cuts and Jobs Act from accumulated other comprehensive loss to retained earnings. We made an adjustment reclassifying a net tax benefit of $11.5 million from accumulated other comprehensive loss to retained earnings.

EnPro Industries, Inc.
Segment Information (Unaudited)
For the Three Months Ended March 31, 2019 and 2018
(Stated in Millions of Dollars)

Sales
	2019	2018
Sealing Products	$224.5	$231.9
Engineered Products	79.5	85.9
Power Systems	57.3	52.1
	361.3	369.9
Less intersegment sales	(1.0)	(1.1)
	$360.3	$368.8

Segment Profit
	2019	2018
Sealing Products	$20.8	$23.7
Engineered Products	6.2	14.4
Power Systems	6.7	4.0
	$33.7	$42.1

Segment Margin
	2019	2018
Sealing Products	9.3%	10.2%
Engineered Products	7.8%	16.8%
Power Systems	11.7%	7.7%
	9.4%	11.4%

Reconciliation of Segment Profit to Net Income
	2019	2018
Segment profit	$33.7	$42.1
Corporate expenses	(9.0)	(8.7)
Interest expense, net	(4.5)	(7.8)
Other expense, net	(2.3)	(0.8)
Income before income taxes	17.9	24.8
Income tax expense	(4.8)	(12.2)
Net income	$13.1	$12.6

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asset impairments, gains/losses related to the sale of assets and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.
Reconciliation of Net Income to Adjusted Net Income and Adjusted
Diluted Earnings Per Share (Unaudited)

For the Three Months Ended March 31, 2019 and 2018
(Stated in Millions of Dollars, Except Per Share Data)

	2019				2018
	$	Average common shares outstanding, diluted (millions)	Per share		$	Average common shares outstanding diluted (millions)	Per share
Net income	$13.1	20.9	$0.63		$12.6	21.6	$0.58
Income tax expense	4.8				12.2
Income before income taxes	17.9				24.8
Adjustments:
Restructuring costs	1.3				0.3
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.9				—
Pension expense (income) (non-service cost)	0.6				(0.6)
Other	0.5				0.8
Adjusted income before income taxes	21.2				25.3
Adjusted income tax expense	(6.1)				(7.3)
Adjusted net income	$15.1	20.9	$0.72	**	$18.0	21.6	$0.83	**

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company's reported net income and earnings per share, including items that may recur from time to time. The items adjusted for in this schedule are those that are excluded by management in budgeting or projecting for performance in future periods, as they typically relate to events specific to the period in which they occur. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur the sporadic impact of restructuring activities, costs associated with previously disposed of businesses, or other selected items. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results.

The restructuring costs, environmental reserve adjustment and other costs associated with previously disposed businesses, and pension (non-service cost) are included as part of other operating expense and other expense.

The adjusted income tax expense presented above is calculated using a normalized company-wide effective tax rate excluding discrete items of 29.0%. Per share amounts were calculated by dividing by the weighted-average shares of diluted common stock outstanding during the periods.

** Adjusted diluted earnings per share.

EnPro Industries, Inc.
Reconciliation of Segment Profit to Adjusted Segment EBITDA (Unaudited)
For the Three Months Ended March 31, 2019 and 2018
(Stated in Millions of Dollars)

	Three Months Ended March 31, 2019
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$20.8	$6.2	$6.7	$33.7
Acquisition expenses	0.2	0.3	—	0.5
Restructuring costs	0.7	0.3	—	1.0
Depreciation and amortization expense	12.0	3.6	1.8	17.4
Adjusted segment EBITDA	$33.7	$10.4	$8.5	$52.6
Adjusted segment EBITDA margin	15.0%	13.1%	14.8%	14.6%

	Three Months Ended March 31, 2018
	Sealing	Engineered	Power	Total
	Products	Products	Systems	Segments
Segment profit	$23.7	$14.4	$4.0	$42.1
Restructuring costs	—	0.3	—	0.3
Depreciation and amortization expense	13.0	4.0	1.3	18.3
Adjusted segment EBITDA	$36.7	$18.7	$5.3	$60.7
Adjusted segment EBITDA margin	15.8%	21.8%	10.2%	16.5%

For a reconciliation of segment profit to net income, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of Net Income to Adjusted EBITDA (Unaudited)

For the Three Months Ended March 31, 2019 and 2018
(Stated in Millions of Dollars)

	2019	2018
Net income	$13.1	$12.6
Adjustments to arrive at earnings before interest, income
taxes, depreciation and amortization (EBITDA):
Interest expense, net	4.5	7.8
Income tax expense	4.8	12.2
Depreciation and amortization expense	17.4	18.3
EBITDA	39.8	50.9
Adjustments to arrive at earnings before interest, income taxes, depreciation, amortization and other selected items (Adjusted EBITDA):
Restructuring costs	1.3	0.3
Environmental reserve adjustments and other costs associated with previously disposed businesses	0.9	—
Pension expense (income) (non-service cost)	0.6	(0.6)
Other	0.5	0.8
Adjusted EBITDA	$43.1	$51.4

*	Adjusted EBITDA as presented also represents the amount defined as "EBITDA" under the indenture governing the Company's 5.75% senior notes due 2026.

Supplemental disclosure: For the three months ended March 31, 2019, approximately 47% of the adjusted EBITDA as presented above was attributable to EnPro's subsidiaries that do not guarantee the Company's 5.75% Senior Notes due 2026.